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                                                                    EXHIBIT 99.1

                                     KEANE

                                  NEWS RELEASE

                              CONTACT:  Larry Vale
                                        Keane, Investor Relations
                                        (617) 241-9200 x1290

                  KEANE ANNOUNCES COMPLETION OF ACQUISITION OF
                           METRO INFORMATION SERVICES

      ACCRETIVE ACQUISITION TO DRIVE KEANE'S TOP AND BOTTOM LINE GROWTH BY
              EXPANDING CUSTOMER BASE AND INCREASING CRITICAL MASS


     Boston, November 30, 2001-- Keane, Inc. (AMEX: KEA) today announced that it has completed its acquisition of Metro Information Services, Inc., adding hundreds of customers and approximately 1,700 billable consultants to Keane's organization. At a special meeting of Metro's shareholders, held today in Virginia Beach, Virginia, Metro shareholders holding approximately 84 percent of Metro's outstanding shares voted in favor of the merger.

     "We want to extend a special welcome to all those employees who have joined Keane as a result of this transaction," stated Keane president and CEO, Brian Keane. "The combination of Metro and the Keane organization immediately expands the breadth of our talented consultant base and introduces hundreds of new clients to Keane. Importantly, this deal allows us to gain market share in a down market, creating a broader platform from which to grow when economic conditions improve and IT spending patterns normalize. In addition, the Metro/Keane combination will enable us to drive significant cost synergies making the deal accretive in 2002."

     For the 12 months ended June 30, 2001, 90 percent of Metro's revenue came from its top 300 accounts. Of these large, blue chip customers, 236 are new to Keane, providing an expanded base of customers to drive future growth and enabling significant cross-selling opportunities. In addition, Keane expects to achieve operational leverage by combining branch offices in major markets. Of Metro's 33 branch operations, 26 offices are within geographic markets currently served by Keane. The combined entity will increase Keane's average branch size to about $27 million from approximately $22 million.

     "Metro has been performing well in a difficult economic environment and we continue to believe that this is a terrific merger for both Keane and Metro shareholders," stated John Leahy, Keane's senior vice president of finance and CFO. "The acquisition will be accretive in 2002 based on anticipated cost synergies. We expect a minimum of $15 million in annualized SG&A

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Keane Completes Acquisition of Metro/2

synergies from the consolidation of corporate functions and overlapping branch offices. We plan to have the integration of corporate functions largely complete by the end of the First Quarter of 2002, and the consolidation of overlapping branch offices accomplished by the middle of next year."

     Keane is pleased to announce that effective November 30, 2001, Metro's founder, chairman and CEO John Fain has become a member of Keane's board of directors.

     Keane acquired Metro in a stock-for-stock transaction valued at approximately $131 million fully diluted, based on the closing price of Keane's common stock on November 29, 2001. Each share of Metro common stock will be exchanged for 0.48 shares of Keane common stock. The transaction is structured as a tax-free exchange to the Metro shareholders and will be accounted for under the purchase method of accounting. Keane has also assumed Metro's debt, which as of November 30, 2001, was approximately $66 million. It is Keane's plan to immediately payoff this debt using existing cash. On a pro forma basis, Metro shareholders will receive shares representing about 9.8% of the combined company.

     Morgan Stanley served as financial advisor to Keane and Robert W. Baird & Co. served as financial advisor to Metro.

FACTORS AFFECTING FUTURE PERFORMANCE

     This release contains forward-looking statements concerning Keane's expected future growth, the accretive nature of the transaction, the timetable for integration and other expected benefits, synergies and future opportunities relating to the Metro transaction. There are a number of important factors that could cause actual results to differ materially for those forward-looking statements, including: the ability to realize anticipated synergies and cost savings, unanticipated disruptions to business, the successful completion of software development or management projects, the availability of professional staff and other factors described under the caption "Risk Factors" in Amendment No. 1 to Keane's Registration Statement on Form S-4 (File No. 333-68566) filed with the SEC on October 2, 2001 and described in Keane's and Metro's Annual Reports on Form 10-K for the year ended December 31, 2000, which important factors are incorporated herein by reference.



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Keane Completes Acquisition of Metro/3

ABOUT KEANE:
------------

     Founded in 1965, Keane, Inc. (AMEX: KEA) helps Global 2000 companies and government agencies plan, build, and manage application software to optimize business performance. The Company's services include Business Innovation Consulting, Application Development and Integration, and Application Development and Management (ADM) Outsourcing. Keane develops long-term relationships and recurring revenues with its customers based on multi-year outsourcing contracts and the consistent delivery of high quality, cost-effective, and responsive services. Keane does this by adhering to repeatable and proven process and management disciplines and performance metrics incorporated in its core IT and business consulting solutions. Keane markets its services through a network of branch offices in North America and the United Kingdom, which work in conjunction with Keane Consulting Group, a centralized Strategic Practices Group, and two Advanced Development Centers. Information on Keane is available on the web at www.Keane.com.


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